UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934
Date of Report (date of earliest event reported): November 5, 2021

MONMOUTH REAL ESTATE INVESTMENT CORPORATION
(Exact name of registrant as specified in its charter)

Maryland	001-33177	22-1897375
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

101 Crawfords Corner Road, Suite 1405
Holmdel, NJ 07733
(Address of principal executive offices)

(732) 577-9996
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	MNR	New York Stock Exchange
6.125% Series C Cumulative Redeemable Preferred Stock	MNR-PC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging Growth Company

☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01	Entry into a Definitive Agreement.

On November 5, 2021, Monmouth Real Estate Investment Corporation, a Maryland corporation (“Monmouth”), Industrial Logistics Properties Trust, a Maryland real estate investment trust (“ILPT”), and Maple Delaware Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of ILPT (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) under which, subject to the terms and conditions thereof, ILPT will acquire Monmouth in an all-cash transaction (the “Merger”).

Transaction Structure and Consideration

Under the terms and subject to the conditions set forth in the Merger Agreement, Monmouth will merge with and into Merger Sub, with Merger Sub surviving as a wholly owned subsidiary of ILPT. Upon the closing of the Merger (the “Effective Time”), each share of common stock, par value $0.01 per share, of Monmouth that is issued and outstanding immediately prior to the Effective Time (other than shares owned by Monmouth, ILPT or Merger Sub) will be automatically converted into the right to receive $21.00 per share in cash (the “Common Stock Consideration”) and each share of 6.125% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share, of Monmouth that is issued and outstanding immediately prior to the Effective Time (other than shares owned by Monmouth, ILPT or Merger Sub) will be automatically converted into the right to receive an amount in cash equal to $25.00 plus accumulated and unpaid dividends. The Merger Agreement permits Monmouth to continue to declare and pay regular quarterly dividends up to $0.18 per share of common stock for each completed quarter, and $0.3828125 per share of 6.125% Series C Cumulative Redeemable Preferred Stock per quarter, until the Effective Time.

Treatment of Equity Awards

At the Effective Time, each Monmouth stock option and restricted stock award outstanding immediately prior to the Effective Time, whether vested or unvested, will become fully vested and converted into the right to receive, in the case of stock options, the spread between the Common Stock Consideration and the exercise price and, in the case of restricted stock awards, the Common Stock Consideration. Any out-of-money stock options will be canceled for no consideration.

Certain Other Terms and Conditions of the Merger Agreement

The completion of the Merger is subject to certain customary closing conditions, including, without limitation: (i) approval of the Merger by Monmouth’s common stockholders; (ii) the absence of an injunction or law prohibiting the Merger; (iii) the accuracy of each party’s representations and warranties, subject in most cases to material adverse effect qualifications; (iv) material compliance with each party’s covenants and agreements; (v) receipt by each party of a certificate confirming satisfaction of the conditions specified in (iii) and (iv); and (vi) receipt by ILPT of an opinion as to the qualification of Monmouth as a real estate investment trust under the Internal Revenue Code of 1986, as amended. The Merger is not subject to ILPT’s receipt of financing, and each party has the right to seek specific performance or other equitable relief against the other party to enforce the terms of the Merger Agreement.

The Merger Agreement contains representations and warranties of both parties customary for transactions of this nature. In addition, Monmouth has agreed to customary covenants and agreements, including, among others, to conduct its business in the ordinary course during the period between the execution of the Merger Agreement and the Effective Time and to refrain from engaging in certain kinds of actions during this period.

The Board of Trustees of ILPT and the Board of Directors of Monmouth have each unanimously approved the Merger Agreement, and the Board of Directors of Monmouth has resolved to recommend approval of the Merger by Monmouth’s common stockholders, subject to the terms and conditions of the Merger Agreement.

Subject to the satisfaction or waiver of the closing conditions set forth in the Merger Agreement, the Merger is expected to close during the first half of 2022.  ILPT has the right, by providing written notice to Monmouth no later than the date on which the last of the closing conditions (other than closing conditions that, by their terms, cannot be satisfied until the closing) has been satisfied, to extend the closing date of the Merger to a date no later than 90 days after the date of the Merger Agreement.  ILPT also may accelerate the then-scheduled closing date of the Merger to a date specified by ILPT.

Non-Solicitation Covenants; Termination; Termination Fee

Monmouth has agreed to customary restrictions on its ability to solicit alternative acquisition proposals from third parties or engage in discussions or negotiations with third parties regarding acquisition proposals, subject to customary exceptions. The Board of Directors of Monmouth may change its recommendation to Monmouth’s stockholders only in limited circumstances that are described in the Merger Agreement.

The Merger Agreement may be terminated (i) by either party if the Merger is not consummated by May 5, 2022; (ii) by either party if any governmental entity prohibits the Merger and such prohibition has become final and non-appealable; (iii) by either party if the requisite approval of Monmouth’s stockholders is not obtained; (iv) by either party if the other party has breached a representation, warranty, covenant or agreement contained in the Merger Agreement and such a breach would lead to failure of a closing condition, subject to certain cure periods; (v) by ILPT, if the Board of Directors of Monmouth has, among other things, withdrawn its recommendation that Monmouth’s stockholders vote in favor of the Merger; and (vi) by Monmouth, in order to enter into a definitive agreement for a superior proposal. The Merger Agreement also provides that in the event Monmouth terminates the Merger Agreement under specified circumstances, including termination by Monmouth to accept and enter into an agreement with respect to a superior proposal, or ILPT terminates the Merger Agreement because the Board of Directors of Monmouth has changed its recommendation in favor of the Merger, Monmouth will be required to pay ILPT a termination fee of $72 million.

The Merger Agreement also provides that Monmouth must reimburse ILPT for its expenses up to $10 million if the Merger Agreement is terminated because Monmouth’s stockholders fail to approve the Merger.

Voting Agreement

ILPT also entered into a voting agreement with Eugene W. Landy and Michael P. Landy pursuant to which Messrs. Landy agreed, subject to the terms and conditions of such voting agreement, in their capacity as stockholders of Monmouth, to vote their shares of common stock in favor of the Merger.  The shares of common stock subject to the voting agreement represent approximately 3% of the outstanding voting power of Monmouth's common stock.

The foregoing description of the Merger Agreement and the transactions contemplated thereby, including the Merger, is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference. The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about Monmouth, ILPT or Merger Sub.  In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement have been made solely for the benefit of the parties to the Merger Agreement and are qualified by information in confidential disclosure schedules provided by Monmouth in connection with the execution of the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between Monmouth and ILPT rather than establishing matters as facts.  Information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Monmouth’s public disclosures. Accordingly, the representations and warranties in the Merger Agreement should not be relied upon as characterizations of the actual state of facts about Monmouth, ILPT or Merger Sub.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of November 5, 2021, by and among Monmouth Real Estate Investment Corporation, Industrial Logistics Properties Trust, and Maple Delaware Merger Sub LLC.*
104	Cover Page Interactive Data File, formatted in inline XBRL.

* Certain schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Monmouth hereby undertakes to furnish supplemental copies of any of the omitted schedules upon request by the SEC; provided, however, that Monmouth may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedules so furnished.

Additional Information and Where to Find It

In connection with the proposed Merger, Monmouth intends to file with the U.S. Securities and Exchange Commission (“SEC”) a proxy/solicitation statement and associated white proxy card, which will be sent to the common stockholders of Monmouth seeking their approval of the Merger (the “proxy statement”).  Monmouth may also file other documents regarding the proposed Merger with the SEC. This communication is not intended to be, and is not, a substitute for such filings or for any other document that Monmouth may file with the SEC in connection with the proposed Merger. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE ENTIRE PROXY STATEMENT, WHEN IT BECOMES AVAILABLE, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by Monmouth, when they become available, through the website maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the proxy statement and other documents filed with the SEC on Monmouth’s website at www.mreic.reit.

Participants in the Solicitation

Monmouth and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from Monmouth’s stockholders in connection with the proposed Merger under the rules of the SEC. Investors may obtain information regarding the names, affiliations and interests of directors and executive officers of Monmouth in Monmouth’s Annual Report on Form 10-K for Monmouth’s fiscal year ended September 30, 2020, which was filed with the SEC on November 23, 2020, as well as in its other filings with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC in respect of the proposed Merger when they become available.

Forward-Looking Statements

Some of the statements contained in this Current Report on Form 8-K constitute forward-looking statements within the meaning of the federal securities laws, including, but not limited to, statements regarding consummating the Merger and the timing thereof. Any forward-looking statements contained in this Current Report on Form 8-K are intended to be made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this Current Report on Form 8-K reflect Monmouth’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement, including, without limitation, (i) inability to complete the proposed Merger because, among other reasons, one or more conditions to the closing of the proposed Merger may not be satisfied or waived; (ii) uncertainty as to the timing of completion of the proposed Merger; (iii) potential adverse effects or changes to relationships with tenants, employees, service providers or other parties resulting from the announcement or completion of the proposed Merger; (iv) the outcome of any legal proceedings that may be instituted against the parties and others related to the Merger Agreement; (v) possible disruptions from the proposed Merger that could harm Monmouth’s business, including current plans and operations; (vi) unexpected costs, charges or expenses resulting from the proposed Merger; (vii) legislative, regulatory and economic developments; and (viii) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism, outbreak of war or hostilities and epidemics and pandemics, including COVID-19, as well as management’s response to any of the aforementioned factors. Monmouth does not guarantee that the proposed Merger and events described will happen as described (or that they will happen at all).  For a further discussion of other factors that could cause Monmouth’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in Monmouth’s most recent Annual Report on Form 10-K and in its Quarterly Reports on Form 10-Q for subsequent quarters.

While forward-looking statements reflect Monmouth’s good faith beliefs, they are not guarantees of future performance. Monmouth disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Monmouth Real Estate Investment Corporation

Dated: November 8, 2021	By:	/s/ Kevin S. Miller
Kevin S. Miller
Chief Financial Officer, its principal financial officer and principal accounting officer